Exhibit 5.01

December 1, 2017

Proofpoint Inc.
892 Ross Drive
Sunnyvale, CA 94089

Ladies and Gentlemen:

At your request, as your counsel, we have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Proofpoint, Inc., a Delaware corporation (the “Company”) with the Securities and Exchange Commission (the “Commission”) on or about December 1, 2017  in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate of 20,882 shares (the “Shares”) of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock”),  subject to issuance by the Company (i) upon the exercise of stock options and the settlement of restricted stock unit awards granted under the 2010 Stock Option and Grant Plan (the “2010 Target Plan”) of Cloudmark, Inc., a Delaware corporation (“Cloudmark”), and assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated as of November 3, 2017, by and among the Company, Cleveland Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Company, Cloudmark, and Fortis Advisors LLC, as the stockholders’ agent (the “Cloudmark Merger Agreement”) and (ii) upon the exercise of stock options granted under the 2016 Equity Incentive Plan (the “2016 Target Plan” and together with the 2010 Target Plan, the “Target Plans”) of WebLife Balance, Inc., a Delaware corporation (“WebLife”), and assumed by the Company in accordance with the terms of an Agreement and Plan of Merger dated as of November 28, 2017, by and among the Company, Washington Acquisition Sub Corp., a Delaware corporation and wholly owned subsidiary of Company, WebLife, and Fortis Advisors, LLC, as the equityholders’ agent (the “WebLife Merger Agreement” and together with the Cloudmark Merger Agreement, the “Merger Agreements”). At your request we are providing this letter, to express our opinion on the matters set forth in the numbered paragraphs below.

At your request we are providing this letter to express our opinion on the matters set forth below in this letter (“our opinion”).

In connection with our opinion, we have examined such matters of fact as we have deemed necessary, which included examination of originals or copies of: the Company’s current Certificate of Incorporation and Bylaws, as amended (collectively, the “Charter Documents”), the Target Plans, the Merger Agreements, the Registration Statement and the exhibits thereto; the Prospectus; certain corporate proceedings of the Company’s Board of Directors (the “Board”) and the Company’s stockholders relating to adoption or approval of the Company Charter

Proofpoint Inc.

December 1, 2017

Documents, the Merger Agreements, the Target Plans, the reservation of the Shares for sale and issuance, the filing of the Registration Statement and the registration of the Shares under the Securities Act and documents (including a certificate from the Company’s transfer agent) regarding the Company’s outstanding and reserved capital stock and other securities and such other documents as we have deemed advisable, and we have examined such questions of law as we have considered necessary.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the genuineness of signatures on documents reviewed by us, the conformity to originals and the completeness of all documents submitted to us as copies, the legal capacity of all parties executing any documents (other than the Company), the lack of any undisclosed termination or modification or waiver of any document, the absence of any extrinsic agreements or documents that might change or affect the interpretation or terms of documents, and the due authorization, execution and delivery of all documents by each party thereto other than the Company.  We have also assumed that any certificates or instruments representing the Shares, when issued, will be executed by the Company by officers of the Company duly authorized to do so.  In rendering our opinion, we have also relied upon a Certificate of Good Standing dated December 1, 2017 issued by the Delaware Secretary of State with respect to the Company) and representations and certifications made to us by the Company, including without limitation representations in a Management Certificate addressed to us of even date herewith that the Company has available a sufficient number of authorized shares of Common Stock that are not currently outstanding or reserved for issuance under other outstanding securities or plans of the Company, to enable the Company to issue and deliver all of the Shares as of the date of this letter.

We render this opinion only with respect to, and we express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing Delaware General Corporation Law now in effect.  We express no opinion with respect to the securities or “blue sky” laws of any state.

Based upon, and subject to, the foregoing, it is our opinion that when the 20,882 Shares of Common Stock that may be issued and sold by the Company upon the exercise of stock options and the settlement of restricted stock units granted under the Target Plans and assumed by the Company in accordance with the terms of the Merger Agreements, have been issued and sold by the Company against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share)  in accordance with the terms (including without limitation payment and authorization provisions) of the Target Plans and have been duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, such Shares will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the prospectus constituting a part thereof and any amendments thereto.  We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or

Proofpoint Inc.

December 1, 2017

the rules and regulations of the Commission thereunder.  This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose.  In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters.  This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter.  We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/S/ FENWICK & WEST LLP

Fenwick & West LLP